As filed with the Securities and Exchange Commission on August 3, 2009

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREEN MOUNTAIN COFFEE ROASTERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	03-0339228
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

33 Coffee Lane

Waterbury, Vermont 05676

(802) 244-5621

(Address, including zip code, and telephone number, including area code of principal executive offices)

Howard Malovany

Vice President, Corporate General Counsel and Secretary

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

(800) 545-2326

(Name, address, including zip code, and telephone

number, including area code, of agent for service)

Please send copies of all communications to:

Jane D. Goldstein, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Telephone: (617) 951-7000

Approximate date of commencement of proposed sale to the public: From time to time after the effectiveness of the Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, $.10 par value per share
Preferred Stock
Warrants
Debt securities
Total

(1)	An indeterminate aggregate amount and initial offering price of securities of each class is being registered hereunder, as may from time to time be offered, at indeterminate prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The indeterminate aggregate amount also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.

(2)	In accordance with Rules 456(b) and 457(r) of the Securities Act of 1933, as amended, the registrant is deferring payment of all of the registration fee.

PROSPECTUS

GREEN MOUNTAIN COFFEE ROASTERS, INC.

Common Stock

Preferred Stock

Warrants

Debt Securities

We may offer to the public from time to time in one or more series or issuances:

•	shares of our common stock;

•	shares of preferred stock;

•	warrants to purchase shares of our common stock, preferred stock and/or debt securities; or

•	debt securities consisting of debentures, notes or other evidences of indebtedness.

This prospectus provides a general description of the securities we may offer. Each time we sell securities, we will provide specific terms of the securities offered in a supplement to this prospectus. We will sell these securities directly to our stockholders or to purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commissions or discounts.

This prospectus may not be used to consummate a sale of securities unless accompanied by the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you make your investment decision.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GMCR.” On July 31, 2009, the closing price of our common stock was $70.44.

Investing in our securities involves risks. See “Risk Factors” on page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 3, 2009.

You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement and free writing prospectus required to be filed with the Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer is not permitted. The information contained in this prospectus and in any such accompanying prospectus supplement and free writing prospectus is accurate only as of their respective dates, regardless of when this prospectus and any such accompanying prospectus supplement and free writing prospectus is delivered or when any sale of our securities occurs. Our business, financial condition, liquidity, results of operations, cash flows or prospects may have changed since those dates.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined under Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein or therein by reference, together with additional information described under “Where You Can Find More Information.”

Unless the context otherwise requires “the Company,” “Green Mountain Coffee Roasters,” “we,” “us,” “our” and similar names refer to Green Mountain Coffee Roasters, Inc. and our wholly owned subsidiary Keurig, Incorporated. References to “K-Cups” or “K-Cup portion packs” are to our K-Cups® brand coffee cartridges.

RISK FACTORS

You should carefully consider and evaluate all of the information included in this prospectus and the applicable prospectus supplement, including the risk factors set forth below, and the information incorporated by reference into this prospectus and the applicable prospectus supplement, before deciding to invest in our securities. The risks and uncertainties we have described are not the only ones we face. If any of the described risks or other risks develop into actual events, our business, financial condition, liquidity, results of operations, cash flows or prospects could be materially adversely affected, the market price of our common stock could decline and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Forward-Looking Statements.”

Risks Related to Our Operations

Our financial performance is highly dependent upon the sales of K-Cup portion packs.

A significant and increasing percentage of our total revenue has been attributable to royalties and other revenue from sales of K-Cups for use with our Keurig® single-cup brewing systems. In fiscal 2008, total consolidated net sales of K-Cups and Keurig brewers and royalties earned upon shipment of K-Cups by licensed roasters represented approximately 70% of our consolidated net sales. This relative percentage continued to increase through the first three quarters of fiscal 2009. Continued acceptance of Keurig single-cup brewing systems and sales of K-Cups to our installed base of brewers are significant factors in our growth plans. Any substantial or sustained decline in the acceptance of Keurig single-cup brewing systems or sales of our K-Cups would materially adversely affect us.

Our intellectual property may not be valid, enforceable or commercially valuable.

While we make efforts to develop and protect our intellectual property, the validity, enforceability and commercial value of our intellectual property rights may be reduced or eliminated by the discovery of prior inventions by third parties, the discovery of similar marks previously used by third parties, the successful independent development by third parties of the same or similar confidential or proprietary innovations or changes in the supply or distribution chains that render our rights obsolete.

Many factors bear upon the exclusive ownership and exploitation right to intellectual properties, including, without limitation, prior rights of third parties, nonuse and/or nonenforcement by us, and/or related entities. Our ability to compete effectively depends, in part, on our ability to maintain the proprietary nature of our technologies, which include the ability to obtain, protect and enforce patents and other trade secrets and know how relating to our technology. We own patents that cover significant aspects of our products, and certain patents of ours will expire in the near future. In the United States, we have patents expiring between 2012 and 2017 associated with the K-Cup portion packs presently used in Keurig brewers. We also have pending patent applications associated with current K-Cup portion packs technology. These applications may not issue, or if they issue, they may not be enforceable, may be challenged, invalidated or circumvented by others. Additionally, we have a number of portion pack patents that extend to 2021 but which we have elected not to commercialize yet and may never commercialize. In addition, Keurig continues to invest in further innovation in portion packs and brewing technology and takes steps it believes are appropriate to protect all such innovation. We are prepared to protect our patents vigorously; however, there can be no assurance that we will prevail in any intellectual property infringement litigation we institute to protect our intellectual property rights given the complex technical issues and inherent uncertainties in litigation. Even if we prevail in litigation, such litigation could result in substantial costs and diversion of resources and could materially adversely affect us. In addition, the validity, enforceability and value of our intellectual property depends in part on the continued maintenance and prosecution of such rights through applications, maintenance documents, and other filings, and rights may be lost through the intentional or inadvertent failure to make such necessary filings. Similarly, third parties may allege that our activities violate their intellectual property. To the extent we are required to defend our self against such a claim, no assurance can be given that we will prevail. Such defense could be costly and materially adversely affect our business and prospects.

Competition in single-cup brewing systems is intense and could affect our sales of Keurig single-cup brewing systems, K-Cups and profitability.

We are highly dependent on the continued acceptance of the Keurig single-cup brewing system. There are a multitude of competitive single-cup brewing systems available in North America and internationally. Competition in single-cup brewing systems includes lower-cost brewers that brew coffee packaged in non-patented pods. Many of our current and potential competitors in single-cup brewing systems have substantially greater financial, marketing and operating resources and access to capital than we do. Our primary competitors in this marketplace are FLAVIA Beverage Systems (manufactured and marketed by Mars), the TASSIMO beverage system (manufactured and marketed by Bosch and Kraft), the Senseo brewing system (manufactured and marketed by Philips and Sara Lee) and a number of additional single-cup brewing systems and brands. If we do not succeed in effectively differentiating ourselves from our competitors in single-cup brewers, based on technology or otherwise, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of Keurig single-cup brewing systems and K-Cups, and accordingly our profitability, may be materially adversely affected.

Competition in specialty coffee is intense and could affect our sales and profitability.

The specialty coffee business is highly fragmented. Competition in specialty coffee is increasingly intense as relatively low barriers to entry encourage new competitors to enter the marketplace. In addition, we believe that maintaining and developing our brands, including Green Mountain Coffee, Keurig and Tully’s and our licensed co-branded Newman’s Own® Organic coffees, are important to our success and that the importance of brand recognition may increase to the extent that competitors offer products similar to ours. Many of our current and potential competitors have substantially greater financial, marketing and operating resources and access to capital than we do. Our primary competitors in specialty coffee include Gevalia Kaffe (Kraft Foods), Dunkin’ Donuts, Peet’s Coffee & Tea, Millstone The Folgers Coffee Company (The J.M. Smucker Co.), New England Coffee Company and Starbucks. There are numerous smaller, regional brands that also compete in the specialty coffee business. In addition, we compete indirectly against all other coffee brands in the marketplace. A number of nationwide coffee marketers, such as Kraft Foods, The Folgers Coffee Company (The J.M. Smucker Co.), Sara Lee and Nestlé, are distributing premium coffee brands in supermarkets. These premium coffee brands may serve as substitutes for our coffee. If we do not succeed in effectively differentiating ourselves from our competitors in specialty coffee, including by developing and maintaining our brands, or our competitors adopt our strategies, then our competitive position may be weakened and our sales of specialty coffee, and accordingly our profitability, may be materially adversely affected.

Because we have all of our single-cup brewers manufactured by a single manufacturer in China, a significant disruption in the operation of this manufacturer or political unrest in China could materially adversely affect us.

We have only one manufacturer of single-cup brewers. Any disruption in production or inability of our manufacturer to produce adequate quantities to meet our needs, whether as a result of a natural disaster or other causes, could significantly impair our ability to operate our business on a day-to-day basis. Furthermore, our manufacturer is located in China. This exposes us to the possibility of product supply disruption and increased costs in the event of changes in the policies of the Chinese government, political unrest or unstable economic conditions in China, or developments in the U.S. that are adverse to trade, including enactment of protectionist legislation. Any of these matters could materially adversely affect us.

Product recalls and/or product liability may adversely impact us.

We are subject to regulation by a variety of regulatory authorities, including the Consumer Product Safety Commission. In the event our manufacturer of single-cup brewers, which is located in China, does not adhere to product safety requirements or our quality control standards, we might not identify a deficiency before brewers ship to our customers. The failure of our third party manufacturer to produce merchandise that adheres to our quality control standards could damage our reputation and brands and lead to customer litigation against us. If our manufacturer is unable or unwilling to recall products failing to meet our quality standards, we may be required to remove merchandise or recall those products at a substantial cost to us. We may be unable to recover costs related to product recalls.

We may not be able to enter into license agreements with coffee roasters and other third parties to manufacture, distribute and sell K-Cups or maintain our current license agreements, or it may be expensive to do so. In addition, our current licensees may fail to perform their obligations under existing licensing agreements.

We license the right to manufacture, distribute and sell K-Cups on an exclusive or non-exclusive basis to gourmet coffee roasters and tea packers in return for royalty payments from the licensees when they ship the K-Cups. Although many licensees are willing to enter into such licensing agreements, there can be no assurance that such agreements will be negotiated on terms favorable to us, or at all. In addition, our current licensees may fail to perform their obligations under such licensing agreements due to operational disruptions, economic hardship or bankruptcy. Our failure to enter into similar licensing agreements in the future or the failure of our licensees to perform their obligations under existing license agreements could limit our ability to develop and sell our products and could cause our business to suffer.

We also have an exclusive coffee license agreement with Newman’s Own Organics. We produce a line of several co-branded Newman’s Own Organics coffees under the Newman’s Own Organics and Green Mountain Coffee Roasters brand names. In addition, from time to time, we enter into licensing agreements to allow for the development, marketing and sale of single-cup brewing systems by other companies. We recently announced license and distribution agreements with Jarden Corporation for the Mr. Coffee® brand and Conair Corporation for the Cuisinart® brand. The failure to maintain these agreements could adversely impact our future growth.

Our increasing reliance on a limited number of specialty coffee farms could impair our ability to maintain or expand our business.

Because an increasing amount of our supply of Arabica coffee beans comes from specifically identified specialty farms, estates, and cooperatives, we are more dependent upon a limited number of suppliers than some of our competitors. In fiscal 2008 and for the first three quarters of fiscal 2009, approximately 40% of our green coffee purchases were “farm-identified.” The timing of these purchases is dictated by when the coffee becomes available (after the annual crop), which does not always coincide with the period in which we need green coffee to fulfill customer demand. This can lead to higher and more variable inventory levels. Any deterioration of our relationship with these suppliers, or problems experienced by these suppliers, could lead to inventory shortages. In such case, we may not be able to fulfill the demand of existing customers, supply new customers, or expand other channels of distribution. A raw material shortage could result in decreased revenue or could impair our ability to maintain or expand our business.

Our business is highly dependent on sales of specialty coffee, and if demand for specialty coffee decreases, our business would suffer.

Substantially all of our revenues are dependent on demand for specialty coffee. Demand for specialty coffee is a driving factor in the sales of our Keurig single-cup brewing systems. Demand for specialty coffee and demand for our Keurig single-cup brewing systems is affected by many factors, including:

•	Changes in consumer tastes and preferences;

•	Changes in consumer lifestyles;

•	National, regional and local economic conditions;

•	Perceptions or concerns about the environmental impact of our products;

•	Demographic trends; and

•	Perceived or actual health benefits or risks.

Because we are highly dependent on consumer demand for specialty coffee, a shift in consumer preferences away from specialty coffee or our product offerings would harm our business more than if we had more diversified product offerings. If customer demand for our specialty coffee decreases, our sales would decrease and we would be materially adversely affected.

Our roasting methods are not proprietary, so competitors may be able to duplicate them, which could harm our competitive position.

We consider our roasting methods essential to the flavor and richness of our coffee and, therefore, essential to our various brands. Because our roasting methods cannot be patented, we would be unable to prevent competitors from copying our roasting methods if such methods became known. If our competitors copy our roasting methods, the value of our brands could be diminished and we could lose customers to our competitors. In addition, competitors could develop roasting methods that are more advanced than ours, which could also harm our competitive position.

We depend on the expertise of key personnel. If these individuals leave or change their role within the Company without effective replacements, our operations could suffer.

The success of our business is dependent to a large degree on our President and Chief Executive Officer, Lawrence J. Blanford, and the other members of our management team. We have an employment agreement with Mr. Blanford that expires on May 3, 2012. If Mr. Blanford or the other members of our management team leave without effective replacements, our ability to implement our business strategy could be impaired.

We may be able to incur substantial additional indebtedness in the future, which could restrict our ability to operate our business.

We may be able to incur substantial additional indebtedness in the future. In addition, future disruptions in the financial markets, such as have been recently experienced, could affect our ability to obtain new or additional debt financing or to refinance our existing indebtedness on favorable terms (or at all), and have other adverse effects on us. We have a $225 million revolving credit facility, which we recently increased by an additional $50 million term loan. On June 29, 2009, we exercised our increase option in the form of a $50 million term loan, to be amortized at the rate of 10% annually, commencing on September 30, 2009. All borrowings under the credit agreement, including the outstanding balance under the term loan, are due on December 3, 2012. In addition, on June 29, 2009, we amended the credit facility to remove the capital expenditures limitation covenant and adjusted the definition of the fixed charge coverage ratio to modify the capital expenditures captured in the definition to 50% of unfinanced capital expenditures. As of July 30, 2009 approximately $50 million was outstanding under our term loan and $99 million was outstanding on our revolving line of credit under this credit facility. The incurrence of debt under our credit facility could adversely affect our business. Our debt obligations could:

•	Increase our vulnerability to general adverse economic and industry conditions;

•	Require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other purposes;

•	Impair our rights to our intellectual property, which have been pledged as collateral under our credit facility, upon the occurrence of a default;

•

Limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, thereby placing us at a competitive disadvantage compared to our competitors that may have less debt; and

•

Limit, by the financial and other restrictive covenants in our debt agreements, our ability to borrow additional funds and have a material adverse effect on us if we fail to comply with the covenants in our debt agreements because such failure could result in an event of default which, if not cured or waived, could result in a substantial amount of our indebtedness becoming immediately due and payable.

A significant interruption in the operation of our roasting, manufacturing or distribution capabilities could materially adversely affect us.

We currently roast our coffee at three facilities: Waterbury, Vermont; Knoxville, Tennessee; and Seattle, Washington. We expect to be able to meet current and forecasted demand for the near term. However, if demand increases more than we currently forecast, we will need to either expand our current roasting capabilities internally or acquire additional roasting capacity and the failure to do so in a timely or cost effective manner could have a negative impact on our business. Significant interruption in the operation of our current facilities, whether as a result of a natural disaster or other causes, could significantly impair our ability to operate our business on a day-to-day basis.

In addition, we and other licensed coffee roasters manufacture the K-Cups sold for use with our single-cup brewing systems. We manufacture K-Cups at our Vermont, Tennessee and Washington State facilities, and any significant disruption in our or our licensees’ ability to manufacture adequate quantities of K-Cups to meet our needs, whether as a result of a natural disaster or other causes, could adversely affect our business and financial results. We currently have three distribution facilities, one located adjacent to our roasting facility in Waterbury, Vermont, another located in Essex, Vermont and a third at our facility in Knoxville, Tennessee. Any disruption to our distribution facilities could significantly impair our ability to operate our business. In addition, because we have our coffee roasting and primary distribution facilities in Vermont, our ability to ship coffee and receive shipments of raw materials could be adversely affected during winter months as a result of severe winter conditions and storms.

Our order processing and fulfillment systems may fail or limit user traffic, which could cause us to lose sales.

We process all customer orders through an order fulfillment facility in Waterbury, Vermont. We are dependent on our ability to maintain our computer and telecommunications equipment at this facility in effective working order and to protect against damage from fire, natural disaster, power loss, telecommunications failure or similar events. In addition, growth of our customer base may strain or exceed the capacity of our systems and lead to degradations in performance or systems failure. We have experienced capacity constraints in the past that have resulted in decreased levels of customer service, such as increased customer call center wait times and delays in service to customers for limited periods of time. Although we continually review and consider upgrades to our order fulfillment infrastructure and provide for system redundancies to limit the likelihood of systems overload or failure, substantial damage to our systems or a systems failure that causes interruptions for a number of days could adversely affect our business. Additionally, if we are unsuccessful in updating and expanding our order fulfillment infrastructure, our ability to grow may be constrained.

Our reliance on a single order fulfillment company for our Keurig subsidiary’s at-home business exposes us to significant credit risk.

We rely on a single order fulfillment company to process the majority of orders for our at-home single-cup business sold through retailers. We sell a significant number of brewers and K-Cups to this third party fulfillment company for re-sale to certain retailers. Receivables from this company were approximately 36% of our consolidated accounts receivable balance at September 27, 2008, and approximately 39% at June 27, 2009. Accordingly, we are subject to significant credit risk regarding the creditworthiness of this company. The inability of this company to perform its obligations to us, whether due to a deterioration in its financial condition or otherwise, could result in significant losses that could materially adversely affect us. If our relationship with this company is terminated, we can provide no assurance that we would be able to contract with another third party to provide these services to us in a timely manner or on favorable terms.

Because we rely heavily on common carriers to deliver our coffee and brewers, any disruption in their services or increase in shipping costs could adversely affect our business.

We rely on a number of common carriers to deliver coffee and brewers to our customers and distribution centers. We have no control over these common carriers and the services provided by them may be interrupted as a result of labor shortages, contract disputes or other factors. If we experience an interruption in these services, we may be unable to ship our products in a timely manner. A delay in shipping could:

•	Have an adverse impact on the quality of the coffee, hot cocoa or tea shipped, and thereby adversely affect our brands and reputation;

•	Result in the disposal of an amount of coffee, hot cocoa or tea that could not be shipped in a timely manner; and

•	Require us to contract with alternative, and possibly more expensive, common carriers.

Any significant increase in shipping costs could lower our profit margins or force us to raise prices, which could cause our revenue and profitability to suffer.

Our acquisition of certain assets from Tully’s Coffee Corporation was completed on March 27, 2009. The failure to successfully integrate the Tully’s wholesale business into our business may cause us to fail to realize the expected synergies, cost savings and other benefits expected from the acquisition, which could significantly affect us.

The integration of the Tully’s wholesale business into our business presents significant challenges and risks to our business, including:

•	distraction of management from regular business concerns;

•	assimilation and retention of employees and customers of Tully’s;

•	managing the West Coast-based Tully’s wholesale operations and employees, both of which are distant from our current headquarters and operational locations;

•	expansion into new geographies;

•	integration of technologies, services and products; and

•	achievement of appropriate internal control over financial reporting.

We may fail to successfully complete the integration of Tully’s into our business and, as a result, may fail to realize the synergies, cost savings and other benefits expected from the acquisition. We may fail to grow and build profits in the Tully’s business line or achieve sufficient cost savings through the integration of customer service or administrative and other operational activities. If we are not able to successfully achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all, or it may take longer to realize them than expected, and our results of operations could be materially adversely affected.

Tully’s has a history of operating losses, and our ability to achieve and then maintain the profitability of its business lines will depend on our ability to manage and control operating expenses and to generate and sustain increased levels of revenue. Our expectation to achieve profitability from this business may not be realized, and losses on the Tully’s business may continue as we integrate its operations into our business. If revenue from the Tully’s operation grows more slowly than we anticipate, or if its operating expenses are higher than we expect, we may not be able to achieve, sustain or increase its profitability, which could materially adversely affect us.

Strategic investments or acquisitions may result in additional risks and uncertainties in our business.

We may seek to grow our business through opportunistic strategic investments or acquisitions. From time to time we may be in various stages of negotiation with parties relating to the possible investment in or acquisition of businesses or assets. We are unable to predict whether our negotiations will result in any agreement to invest in or acquire a business or an asset or whether any such transaction will be consummated on favorable terms or at all. Additionally, we may pursue an acquisition that is not accretive initially due to its long term strategic value.

In addition, to the extent we are successful in completing one or more opportunistic strategic investments or acquisitions, we would face numerous risks and uncertainties integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to retain relationships with customers and business partners.

Due to the seasonality of many of our products and other factors, our operating results are subject to quarterly fluctuations.

Historically, we have experienced increased sales of our Keurig single-cup brewing systems in our first fiscal quarter due to the holiday season. Because of the seasonality of our business, results for any quarter are not necessarily indicative of the results that may be achieved for the full fiscal year. The impact on sales volume and operating results due to the timing and extent of these factors can significantly impact our business. For these reasons, you should not rely on our quarterly operating results as indications of our future performance.

Risks Related to our Industry

Increases in the cost of high-quality Arabica coffee beans or cost of materials used to produce our brewers could reduce our gross margin and profit.

We utilize a combination of outside brokers and direct relationships with farms, estates, cooperatives and cooperative groups for our supply of green coffees. Outside brokers provide the largest supply of our green coffee. The supply and price of coffee are subject to high volatility. Although most coffee trades in the commodity market at a price referred to as the “c” price (the price per pound quoted by the Coffee, Sugar and Cocoa Exchange), coffee of the quality we are seeking tends to trade on a negotiated basis at a substantial premium or “differential” above the “c” price, depending upon the supply and demand at the time of purchase. Supply and price can be affected by multiple factors, such as weather, pest damage, politics and economics in the producing countries.

Cyclical swings in commodity markets are common, and 2008 was an especially volatile year, with the “c” price of coffee climbing to record levels until mid-year, then declining with most other commodity markets in the second half of calendar 2008 and rising again in the first half of 2009. It is expected that coffee prices will remain volatile in the coming years. In addition to the “c” price, coffee of the quality sought by us tends to trade on a negotiated basis at a substantial premium or “differential” above the “c” price. These differentials also are subject to significant variations and have generally been on the rise in recent years with some slight decline in the first half of 2009.

We generally try to pass on coffee price increases and decreases to our customers. There can be no assurance that we will be successful in passing on these cost increases to customers without losses in sales volume or gross margin. Additionally, even if higher green coffee costs can be offset on a dollar-for-dollar basis by price increases, this still lowers our gross margin as a percentage of sales. Similarly, rapid and sharp decreases in the cost of green coffee could also force us to lower sales prices before realizing cost reductions in our green coffee inventory and purchase commitments.

Significant fluctuations in the cost of other commodities, such as steel, petroleum and copper influence prices of plastic and other components used in manufacturing our coffee brewers. Approximately 90% of Keurig brewers shipped in fiscal 2008, and 95% of those shipped in the first half of 2009, were sold to the at-home channel at our cost with essentially no gross margin. With respect to the Keurig single-cup at-home system, we are continuing to pursue a model designed to penetrate the marketplace, a component of which is to sell brewers and accessories essentially at cost, and are focused on driving new customers into single serve coffee. Any rapid, sharp increases in our cost of manufacturing at-home brewers would be unlikely to lead us to raise sales prices to offset such increased cost as our current strategy is to drive penetration and not risk slowing down the rate of sales growth to competitors or before realizing cost reductions in our purchase commitments. There can be no assurance that we will able to maintain our gross margin when such fluctuations occur.

Decreased availability of high-quality Arabica coffee beans could jeopardize our ability to maintain or expand our business.

We roast over 40 different types of green coffee beans to produce more than 100 coffee selections. If one type of green coffee bean were to become unavailable or prohibitively expensive, we believe we could substitute another type of coffee of equal or better quality meeting a similar taste profile. However, a worldwide supply shortage of the high-quality Arabica coffees we purchase could have a material adverse impact on us.

Worldwide or regional shortages of high-quality Arabica coffees can be caused by multiple factors, such as weather, pest damage and economics in the producing countries. In addition, the political situation in many of the Arabica coffee growing regions, including Africa, Indonesia, and Central and South America, can be unstable, and such instability could affect our ability to purchase coffee from those regions. If Arabica coffee beans from a region become unavailable or prohibitively expensive, we could be forced to discontinue particular coffee types and blends or substitute coffee beans from other regions in our blends. Frequent substitutions and changes in our coffee product lines could lead to cost increases, customer alienation and fluctuations in our gross margins.

While production of commercial grade coffee is generally on the rise, many industry experts are concerned about the ability of specialty coffee production to keep pace with demand. Arabica coffee beans of the quality we purchase are not readily available on the commodity markets. We depend on our relationships with coffee brokers, exporters and growers for the supply of our primary raw material, high-quality Arabica coffee beans. In particular, the supply of Fair Trade Certified coffees is limited. We may not be able to purchase enough Fair Trade Certified coffees to satisfy the rapidly increasing demand for such coffees, which could impact our revenue growth.

The recent adverse changes in global and domestic economic conditions or a worsening of the United States economy could materially adversely affect us.

Our revenues and performance depend significantly on consumer confidence and discretionary spending, which have recently deteriorated due to current worldwide economic conditions. This economic downturn and decrease in consumer spending may adversely impact our revenues, ability to market our products, build customer loyalty, or otherwise implement our business strategy and further diversify the geographical concentration of our operations. For example, we are highly dependent on consumer demand for specialty coffee and a shift in consumer demand away from specialty coffee due to economic or other consumer preferences would harm our business. Keurig brewer sales may also decline as a result of the economic environment. We also have exposure to various financial institutions under coffee hedging arrangements and interest rate swaps, and the risk of counterparty default is currently higher in light of existing capital market and economic conditions.

Our products must comply with government regulation.

The USDA adopted regulations with respect to a national organic labeling and certification program which became effective in February 2001, and fully implemented in October 2002. Amendments to Canada’s Organic Products regulations as administered by the Canada Organic Office of the Canadian Food Inspection Agency became effective in December 2008. Although the implementation period has not yet been defined, we will be required to apply for recertification of our organic products under the new regulations and update any affected packaging. In addition, similar regulations and requirements exist in the other countries in which we may market our products. Our organic products are covered by these various regulations. Future developments in the regulation of labeling of organic foods could require us to further modify the labeling of our products, which could affect the sales of our products and thus harm our business.

Furthermore, new government laws and regulations may be introduced in the future that could result in additional compliance costs, seizures, confiscations, recalls or monetary fines, any of which could prevent or inhibit the development, distribution and sale of our products. If we fail to comply with applicable laws and regulations, we may be subject to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on us.

We rely on independent certification for a number of our products, the loss of any of which could harm our business.

We rely on independent certification, such as certifications of our products as “organic” or “fair trade,” to differentiate our products from others. The Newman’s Own Organics product line, combined with the Specialty Coffee business unit’s own branded Fair Traded Certified coffee line, represented a combined 28% of the Specialty Coffee business unit’s total consolidated sales volume in fiscal year 2008, and 29% in the third fiscal quarter of 2009. The loss of any independent certifications could adversely affect our market position, which could harm our business.

We must comply with the requirements of independent organizations or certification authorities in order to label our products as certified. For example, we can lose our “organic” certification if a manufacturing plant becomes contaminated with non-organic materials or if it is not properly cleaned after a production run. In addition, all raw materials must be certified organic.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and the other documents we have filed with the SEC that are incorporated herein by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Generally, these statements can be identified by the use of words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “will,” “feel,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “should,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact on sales and profitability of consumer sentiment in this difficult economic environment, the Company’s success in efficiently expanding operations and capacity to meet growth, the Company’s success in efficiently and effectively integrating Tully’s wholesale operations and capacity into its Specialty Coffee business unit, the ability of our lenders to honor their commitments under our credit facility, competition and other business conditions in the coffee industry and food industry in general, fluctuations in availability and cost of high-quality Arabica green coffee, any other increases in costs, including fuel, Keurig’s ability to continue to grow and build profits with its roaster partners in the office and at-home businesses, the impact of the loss of major customers for the Company or reduction in the volume of purchases by major customers, delays in the timing of adding new locations with existing customers, the Company’s level of success in continuing to attract new customers, sales mix variances, weather and special or unusual events, as well as other risks described more fully in the Company’s filings with the SEC.

Given these uncertainties, you should not place undue reliance on these forward-looking statements. You should read this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein with the understanding that our actual future results may be materially different from what we expect. The foregoing review of important factors should not be construed as exclusive and should be read in conjunction with the other cautionary statements that are included in or incorporated by reference into this prospectus and any accompanying prospectus supplement. These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf. New factors emerge from time to time and it is not possible for us to predict all such factors. Except as required by law, we do not undertake any obligation to update or revise any forward-looking statements contained in this prospectus and any supplements to this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

Except as otherwise provided in the applicable prospectus supplement, we intend to use the net proceeds we receive from the sale of the securities covered by this prospectus for general corporate purposes. General corporate purposes may include, among other things, repayment of debt, additions to working capital, capital expenditures, investments in a subsidiary of ours and possible acquisitions. The net proceeds may be temporarily invested or applied to repay short-term or revolving debt prior to use or to maintain the current level of debt. Additional information on the use of net proceeds we receive from the sale of securities covered by this prospectus may be set forth in the prospectus supplement relating to the specific offering.

RATIO OF EARNINGS TO FIXED CHARGES

The table below sets forth our ratio of earnings to fixed charges for each of the periods indicated:

	39 Weeks Ended		Fiscal Year
	June 27, 2009	June 28, 2008	2004	2005	2006	2007	2008
Ratio of earnings to fixed charges	18.6 to 1	6.2 to 1	26.6 to 1	22.2 to 1	7.6 to 1	4.2 to 1	6.8 to 1

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before taxes, interest expense, amortization of capitalized interest, and income or losses from equity investees. Fixed charges consist of interest expense and capitalized interest. For the periods indicated above, we had no outstanding shares of preferred stock with required dividend payments. Therefore, the ratios of earnings to fixed charges and preferred stock dividends are identical to the ratios presented in the table above.

DESCRIPTION OF COMMON STOCK

We are authorized to issue 60,000,000 shares of common stock. As of July 28, 2009, we had 37,710,494 shares of common stock outstanding.

The following summary of certain provisions of our common stock does not purport to be complete. You should refer to our certificate of incorporation, as amended and our amended and restated by-laws, both of which are on file with the SEC as exhibits to previous SEC filings. The summary below is also qualified by provisions of applicable law.

General

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of our stockholders. Holders of our common stock do not have cumulative voting rights. Our charter also provides staggered terms for members of our board, and an election of directors by our stockholders is determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends that may be declared by our board of directors, subject to any preferential dividend rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the common stock. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets that are remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any.

Anti-Takeover Effects of Delaware Law

We are subject to the “business combination” provisions of Section 203 of the Delaware General Corporation Law. In general, these provisions prohibit a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the transaction is approved by the Board of Directors prior to the date the interested stockholder obtained such status;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by certain employee stock ownership plans and persons who are both directors and officers of the Company); or

•

on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

Nasdaq Global Select Market

Our common stock is listed on the Nasdaq Global Select Market under the symbol “GMCR.”

DESCRIPTION OF PREFERRED STOCK

We are authorized to issue 1,000,000 shares of preferred stock. There are no shares of our preferred stock currently outstanding. Our board of directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in one or more series and may, at the time of issuance, determine the rights, preferences and limitations of each series, including voting rights, dividend rights and redemption and liquidation preferences. Satisfaction of any dividend preferences of outstanding shares of our preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of our preferred stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of our Company before any payment is made to the holders of shares of our common stock. In some circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. The issuance of preferred stock with voting and conversion rights could adversely affect the voting power of holders of common stock and reduce the likelihood that holders of shares of our common stock will receive dividend payments and payments upon liquidation.

If we offer a specific class or series of preferred stock under this prospectus, we will describe the terms of the preferred stock in the prospectus supplement for such offering and will file a copy of the certificate establishing the terms of the preferred stock with the SEC. To the extent required, this description will include:

•	the title and stated value;

•	the number of shares offered, the liquidation preference per share and the purchase price;

•	the dividend rate(s), period(s) and/or payment date(s), or method(s) of calculation for such dividends;

•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;

•	the procedures for any auction and remarketing, if any;

•	the provisions for a sinking fund, if any;

•	the provisions for redemption, if applicable;

•	any listing of the preferred stock on any securities exchange or market;

•	whether the preferred stock will be convertible into our common stock, and, if applicable, the conversion price (or how it will be calculated) and conversion period;

•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price (or how it will be calculated) and exchange period;

•	voting rights, if any, of the preferred stock;

•	a discussion of any material U.S. federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

•

any material limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the Company.

The preferred stock offered by this prospectus, when issued, will not have, or be subject to, any preemptive or similar rights.

Transfer Agent and Registrar

The transfer agent and registrar for any series or class of preferred stock will be set forth in each applicable prospectus supplement.

DESCRIPTION OF WARRANTS

There are currently no warrants outstanding to purchase any securities of our Company. We may issue warrants to purchase shares of our common stock, preferred stock and/or debt securities in one or more series together with other securities or separately, as described in each applicable prospectus supplement. Below is a description of certain general terms and provisions of the warrants that we may offer. Particular terms of the warrants will be described in the applicable warrant agreements and the applicable prospectus supplement to the warrants.

The applicable prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the designation, amount and terms of the securities purchasable upon exercise of the warrants;

•	if applicable, the exercise price for shares of our common stock and the number of shares of common stock to be received upon exercise of the warrants;

•

if applicable, the exercise price for shares of our preferred stock, the number of shares of preferred stock to be received upon exercise, and a description of that class or series of our preferred stock;

•	if applicable, the exercise price for our debt securities, the amount of our debt securities to be received upon exercise, and a description of that series of debt securities;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if the warrants may not be continuously exercised throughout that period, the specific date or dates on the warrants may be exercised;

•

whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;

•	any applicable material U.S. federal income tax consequences;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;

•	if applicable, the date from and after which the warrants and the common stock, preferred stock and/or debt securities will be separately transferable;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the anti-dilution provisions of the warrants, if any;

•	any redemption or call provisions;

•	whether the warrants are to be sold separately or with other securities as parts of units; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Transfer Agent and Registrar

The transfer agent and registrar for any warrants will be set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We will issue the debt securities offered by this prospectus and any accompanying prospectus supplement under an indenture to be entered into between us and the trustee identified in the applicable prospectus supplement. The terms of the debt securities will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as in effect on the date of the indenture. We have filed a copy of the form of indenture as an exhibit to the registration statement in which this prospectus is included. The indenture will be subject to and governed by the terms of the Trust Indenture Act of 1939.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will represent direct, unsecured obligations of the Company, and will rank equally with all of our other unsecured indebtedness. For the issuance of debt securities in excess of $1,000,000 we would be required under the terms of our revolving credit agreement to obtain the consent of the lenders holding a majority of the commitments thereunder.

The following statements relating to the debt securities and the indenture are summaries, qualified in their entirety by reference to the detailed provisions of the indenture.

General

We may issue the debt securities in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will describe the particular terms of each series of debt securities in a prospectus supplement relating to that series, which we will file with the SEC.

The prospectus supplement will set forth, to the extent required, the following terms of the debt securities in respect of which the prospectus supplement is delivered:

•	the title of the series;

•	the aggregate principal amount;

•	the issue price or prices, expressed as a percentage of the aggregate principal amount of the debt securities;

•	any limit on the aggregate principal amount;

•	the date or dates on which principal is payable;

•	the interest rate or rates (which may be fixed or variable) or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest, if any, will be payable and any regular record date for the interest payable;

•	the place or places where principal and, if applicable, premium and interest, is payable;

•	the terms and conditions upon which we may, or the holders may require us to, redeem or repurchase the debt securities;

•	the denominations in which such debt securities may be issuable, if other than denominations of $1,000 or any integral multiple of that number;

•	whether the debt securities are to be issuable in the form of certificated debt securities (as described below) or global debt securities (as described below);

•	the portion of principal amount that will be payable upon declaration of acceleration of the maturity date if other than the principal amount of the debt securities;

•	the currency of denomination;

•	the designation of the currency, currencies or currency units in which payment of principal and, if applicable, premium and interest, will be made;

•

if payments of principal and, if applicable, premium or interest, on the debt securities are to be made in one or more currencies or currency units other than the currency of denomination, the manner in which the exchange rate with respect to such payments will be determined;

•

if amounts of principal and, if applicable, premium and interest may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index, then the manner in which such amounts will be determined;

•	the provisions, if any, relating to any collateral provided for such debt securities;

•	any addition to or change in the covenants and/or the acceleration provisions described in this prospectus or in the indenture;

•	any events of default, if not otherwise described below under “Events of Default;”

•	the terms and conditions, if any, for conversion into or exchange for shares of our common stock or preferred stock;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents; and

•	the terms and conditions, if any, upon which the debt securities shall be subordinated in right of payment to other indebtedness of the Company.

We may issue discount debt securities that provide for an amount less than the stated principal amount to be due and payable upon acceleration of the maturity of such debt securities in accordance with the terms of the indenture. We may also issue debt securities in bearer form, with or without coupons. If we issue discount debt securities or debt securities in bearer form, we will describe material U.S. federal income tax considerations and other material special considerations which apply to these debt securities in the applicable prospectus supplement.

We may issue debt securities denominated in or payable in a foreign currency or currencies or a foreign currency unit or units. If we do, we will describe the restrictions, elections, and general tax considerations relating to the debt securities and the foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and/or Conversion Rights

We may issue debt securities which can be exchanged for or converted into shares of our common stock or preferred stock. If we do, we will describe the terms of exchange or conversion in the prospectus supplement relating to these debt securities.

Transfer and Exchange

We may issue debt securities that will be represented by either:

•	“book-entry securities,” which means that there will be one or more global securities registered in the name of a depositary or a nominee of a depositary; or

•	“certificated securities,” which means that they will be represented by a certificate issued in definitive registered form.

We will specify in the prospectus supplement applicable to a particular offering whether the debt securities offered will be book-entry or certificated securities.

Certificated Debt Securities

If you hold certificated debt securities, you may transfer or exchange such debt securities at the trustee’s office or at the paying agent’s office or agency in accordance with the terms of the indenture. You will not be charged a service charge for any transfer or exchange of certificated debt securities but may be required to pay an amount sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange.

You may effect the transfer of certificated debt securities and of the right to receive the principal of, premium, and/or interest, if any, on the certificated debt securities only by surrendering the certificate representing the certificated debt securities and having us or the trustee issue a new certificate to the new holder.

Global Securities

If we decide to issue debt securities in the form of one or more global securities, then we will register the global securities in the name of the depositary for the global securities or the nominee of the depositary, and the global securities will be delivered by the trustee to the depositary for credit to the accounts of the holders of beneficial interests in the debt securities.

The prospectus supplement will describe the specific terms of the depositary arrangement for debt securities of a series that are issued in global form. None of our Company, the trustee, any payment agent or the security registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to these beneficial ownership interests.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of our debt securities additional protection in the event of a recapitalization transaction, a change of control of Green Mountain Coffee Roasters, Inc., or a highly leveraged transaction. If we offer any covenants or provisions of this type with respect to any debt securities covered by this prospectus, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, our debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants in respect of a series of debt securities.

Consolidation, Merger and Sale of Assets

We have agreed in the indenture that we will not consolidate with or merge into any other person or convey, transfer, sell or lease our properties and assets substantially as an entirety to any person, unless:

•

the person formed by the consolidation or into or with which we are merged or the person to which our properties and assets are conveyed, transferred, sold or leased, is a corporation organized and existing under the laws of the U.S., any state or the District of Columbia or a corporation or comparable legal entity organized under the laws of a foreign jurisdiction and, if we are not the surviving person, the surviving person has expressly assumed all of our obligations, including the payment of the principal of and, premium, if any, and interest on the debt securities and the performance of the other covenants under the indenture; and

•

immediately before and immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture.

Events of Default

Unless otherwise specified in the applicable prospectus supplement, the following events will be events of default under the indenture with respect to debt securities of any series:

•	we fail to pay any principal or premium, if any, when it becomes due;

•	we fail to pay any interest within 30 days after it becomes due;

•

we fail to observe or perform any other covenant in the debt securities or the indenture for 60 days after written notice specifying the failure from the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series; and

•	certain events involving bankruptcy, insolvency or reorganization of Green Mountain Coffee Roasters, Inc. or any subsidiary of ours.

The trustee may withhold notice to the holders of the debt securities of any series of any default, except in payment of principal of or premium, if any, or interest on the debt securities of a series, if the trustee considers it to be in the best interest of the holders of the debt securities of that series to do so.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) occurs, and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of any series may accelerate the maturity of the debt securities. If this happens, the entire principal amount, plus the premium, if any, of all the outstanding debt securities of the affected series plus accrued interest to the date of acceleration will be immediately due and payable. At any time after the acceleration, but before a judgment or decree based on such acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may rescind and annul such acceleration if:

•	all events of default (other than nonpayment of accelerated principal, premium or interest) have been cured or waived;

•	all lawful interest on overdue interest and overdue principal has been paid; and

•	the rescission would not conflict with any judgment or decree.

In addition, if the acceleration occurs at any time when we have outstanding indebtedness which is senior to the debt securities, the payment of the principal amount of outstanding debt securities may be subordinated in right of payment to the prior payment of any amounts due under the senior indebtedness, in which case the holders of debt securities will be entitled to payment under the terms prescribed in the instruments evidencing the senior indebtedness and the indenture.

If an event of default resulting from certain events of bankruptcy, insolvency or reorganization occurs, the principal, premium and interest amount with respect to all of the debt securities of any series will be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the debt securities of that series.

The holders of a majority in principal amount of the outstanding debt securities of a series will have the right to waive any existing default or compliance with any provision of the indenture or the debt securities of that series and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture.

No holder of any debt security of a series will have any right to institute any proceeding with respect to the indenture or for any remedy under the indenture, unless:

•	the holder gives to the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the affected series make a written request and offer reasonable indemnity to the trustee to institute a proceeding as trustee;

•	the trustee fails to institute a proceeding within 60 days after such request; and

•

the holders of a majority in aggregate principal amount of the outstanding debt securities of the affected series do not give the trustee a direction inconsistent with such request during such 60-day period.

These limitations do not, however, apply to a suit instituted for payment on debt securities of any series on or after the due dates expressed in the debt securities.

We will periodically deliver certificates to the trustee regarding our compliance with our obligations under the indenture.

Modification and Waiver

From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•

to provide that the surviving entity following a change of control of Green Mountain Coffee Roasters, Inc. permitted under the indenture will assume all of our obligations under the indenture and debt securities;

•	to provide for certificated debt securities in addition to uncertificated debt securities;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•	to cure any ambiguity, defect or inconsistency, or make any other change that does not materially and adversely affect the rights of any holder; and

•	to appoint a successor trustee under the indenture with respect to one or more series.

From time to time we and the trustee may, with the consent of holders of at least a majority in principal amount of an outstanding series of debt securities, amend or supplement the indenture or the debt securities series, or waive compliance in a particular instance by us with any provision of the indenture or the debt securities. We may not, however, without the consent of each holder affected by such action, modify or supplement the indenture or the debt securities or waive compliance with any provision of the indenture or the debt securities in order to:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement, or waiver to the indenture or such debt security;

•	reduce the rate of or change the time for payment of interest or reduce the amount of or postpone the date for payment of sinking fund or analogous obligations;

•	reduce the principal of or change the stated maturity of the debt securities;

•	make any debt security payable in money other than that stated in the debt security;

•	change the amount or time of any payment required or reduce the premium payable upon any redemption, or change the time before which no such redemption may be made;

•	waive a default in the payment of the principal of, premium, if any, or interest on the debt securities or a redemption payment;

•	waive a redemption payment with respect to any debt securities or change any provision with respect to redemption of debt securities; or

•	take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected by the action.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

The indenture permits us, at any time, to elect to discharge our obligations with respect to one or more series of debt securities by following certain procedures described in the indenture. These procedures will allow us either:

•	to defease and be discharged from any and all of our obligations with respect to any debt securities except for the following obligations (which discharge is referred to as “legal defeasance”):

(1)	to register the transfer or exchange of such debt securities;

(2)	to replace temporary or mutilated, destroyed, lost or stolen debt securities;

(3)	to compensate and indemnify the trustee; or

(4)	to maintain an office or agency in respect of the debt securities and to hold monies for payment in trust; or

•

to be released from our obligations with respect to the debt securities under certain covenants contained in the indenture, as well as any additional covenants which may be contained in the applicable supplemental indenture (which release is referred to as “covenant defeasance”).

In order to exercise either defeasance option, we must deposit with the trustee or other qualifying trustee, in trust for that purpose:

•	money;

•

U.S. Government Obligations (as described below) or Foreign Government Obligations (as described below) which through the scheduled payment of principal and interest in accordance with their terms will provide money; or

•

a combination of money and/or U.S. Government Obligations and/or Foreign Government Obligations sufficient in the written opinion of a nationally-recognized firm of independent accountants to provide money;

which in each case specified above, provides a sufficient amount to pay the principal of, premium, if any, and interest, if any, on the debt securities of the series, on the scheduled due dates or on a selected date of redemption in accordance with the terms of the indenture.

In addition, defeasance may be effected only if, among other things:

•

in the case of either legal or covenant defeasance, we deliver to the trustee an opinion of counsel, as specified in the indenture, stating that as a result of the defeasance neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940;

•

in the case of legal defeasance, we deliver to the trustee an opinion of counsel stating that we have received from, or there has been published by, the Internal Revenue Service a ruling to the effect that, or there has been a change in any applicable federal income tax law with the effect that (and the opinion shall confirm that), the holders of outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes solely as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case if legal defeasance had not occurred;

•

in the case of covenant defeasance, we deliver to the trustee an opinion of counsel to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if covenant defeasance had not occurred; and

•	certain other conditions described in the indenture are satisfied.

If we fail to comply with our remaining obligations under the indenture and applicable supplemental indenture after a covenant defeasance of the indenture and applicable supplemental indenture, and the debt securities are declared due and payable because of the occurrence of any undefeased event of default, the amount of money and/or U.S. Government Obligations and/or Foreign Government Obligations on deposit with the trustee could be insufficient to pay amounts due under the debt securities of the affected series at the time of acceleration. We will, however, remain liable in respect of these payments.

The term “U.S. Government Obligations” as used in the above discussion means securities which are direct obligations of or non-callable obligations guaranteed by the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

The term “Foreign Government Obligations” as used in the above discussion means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars (1) direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged or (2) obligations of a person controlled or supervised by or acting as an agent or instrumentality of such government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government, which in either case under clauses (1) or (2), are not callable or redeemable at the option of the issuer.

Regarding the Trustee

We will identify the trustee with respect to any series of debt securities in the prospectus supplement relating to the applicable debt securities. You should note that if the trustee becomes a creditor of Green Mountain Coffee Roasters, Inc., the indenture and the Trust Indenture Act of 1939 limit the rights of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim, as security or otherwise. The trustee and its affiliates may engage in, and will be permitted to continue to engage in, other transactions with us and our affiliates. If, however, the trustee acquires any “conflicting interest” within the meaning of the Trust Indenture Act of 1939, it must eliminate such conflict or resign.

The holders of a majority in principal amount of the then-outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee. If an event of default occurs and is continuing, the trustee, in the exercise of its rights and powers, must use the degree of care and skill of a prudent person in the conduct of his or her own affairs. Subject to that provision, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee reasonable indemnity or security.

PLAN OF DISTRIBUTION

We may sell securities in any of the ways described below or in any combination:

•	to or through underwriters or dealers;

•	through one or more agents; or

•	directly to purchasers or to a single purchaser.

The distribution of the securities by us may be effected from time to time in one or more transactions:

•	at a fixed price, or prices, which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the securities and any applicable restrictions.

The prospectus supplement with respect to the particular securities will describe the terms of the offering of the securities, including the following:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any offering price and any discounts or concessions allowed or reallowed or paid to dealers will be specified in the applicable prospectus supplement and may be changed from time to time.

Only the agents or underwriters named in each prospectus supplement are agents or underwriters in connection with the securities being offered thereby.

We may authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in each applicable prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in each applicable prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will be subject only to those conditions set forth in each applicable prospectus supplement, and each prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution from us with respect to payments which the agents, underwriters or third parties may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business. We may also use underwriters or such other third parties with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement.

One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if a prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as our agents. These remarketing firms will offer or sell the securities in accordance with the terms of the securities. Each prospectus supplement will identify and describe any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Certain underwriters may use this prospectus and any accompanying prospectus supplement for offers and sales related to market-making transactions in the securities. These underwriters may act as principal or agent in these transactions, and the sales will be made at prices related to prevailing market prices at the time of sale. Any underwriters involved in the sale of the securities may qualify as “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. In addition, the underwriters’ commissions, discounts or concessions may qualify as underwriters’ compensation under the Securities Act and the rules of the Financial Industry Regulatory Authority.

The securities may be new issues of securities and may have no established trading market. The securities may or may not be listed on a national securities exchange. Underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We can make no assurance as to the development, maintenance or liquidity of any trading market for the securities.

Certain persons participating in an offering may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with rules and regulations under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC for the securities we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information.

We are required to file annual and quarterly reports, special reports, proxy statements, and other information with the SEC. We make these documents publicly available, free of charge, on our website at www.GreenMountainCoffee.com or www.gmcr.com as soon as reasonably practicable after filing such documents with the SEC. The information contained on our website is not a part of this prospectus. You can read our SEC filings, including the registration statement, on the SEC’s website at http://www.sec.gov. You also may read and copy any document we file with the SEC at its public reference facility at:

Public Reference Room

100 F Street N.E.

Washington, DC 20549.

Please call the SEC at 1-800-732-0330 for further information on the operation of the public reference facilities.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, except for information “furnished” under Items 2.02, 7.01 or 9.01 on Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus, until the termination of the offering of securities described in the applicable prospectus supplement. We hereby incorporate by reference the following documents:

•

Our Annual Report on Form 10-K for the year ended September 27, 2008 (File No. 001-12340) (including portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders incorporated therein by reference);

•	Our Quarterly Reports on Form 10-Q for the thirteen weeks ended December 27, 2008, March 28, 2009 and June 27, 2009 (File No. 001-12340);

•

Our Current Reports on Form 8-K filed with the SEC on October 24, 2008, October 30, 2008, November 18, 2008, February 9, 2009, March 27, 2009, May 19, 2009 and July 1, 2009 (excluding any information furnished in such reports under Item 2.02, Item 7.01 or Item 9.01 (File No. 001-12340); and

•

The description of our common stock contained in Item 1 of our Registration Statement on Form 8-A (File No. 0-22398), dated September 10, 1993, filed pursuant to Section 12 of the Exchange Act, incorporating by reference the information concerning our Common Stock included under the Caption “Description of Capital Stock” of our Registration Statement on Form SB-2 filed on July 28, 1993 and declared effective on September 21, 1993 (File No. 33-66646), and any amendment or report filed for purposes of updating such amendment.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, Vermont 05676

Attention: Investor Relations

Phone: (802) 244-5621

Copies of these filings are also available, without charge, on the SEC’s website at www.sec.gov and on our website at www.GreenMountainCoffee.com or www.gmcr.com as soon as reasonably practicable after they are filed electronically with the SEC. The information contained on our website is not a part of this prospectus.

LEGAL MATTERS

The validity of the issuance of the securities offered pursuant to this prospectus will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. The validity of any securities will be passed upon for any underwriters or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 27, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimates, except the SEC registration fee. The registrant has agreed to pay these costs and expenses.

Securities and Exchange Commission registration fee	$	*
Printing and engraving expenses		**
Legal fees and expenses		**
Accounting fees and expenses		**
Transfer Agent and Registrar fees		**
Miscellaneous		**

Total	$

*	Omitted because the registration fee is being deferred pursuant to Rule 456(b) and 457(r)
**	These fees are calculated based on the number of issuances and the amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or other adjudicating court shall deem proper.

Our certification of incorporation, as amended, provides that each director, officer and employee, past or present of the Company, and each person who serves or may have served at the request of the Company as a director, trustee, officer or employee of another corporation, association, trust or other entity and their respective heirs, administrators and executors, shall be indemnified by the Company in accordance with, and to the fullest extent permitted by, the provisions of the General Corporation Law of the State of Delaware as it may be from time to time be amended.

Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation, as amended provides that to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, no director of the Corporation shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director.

Our amended and restated by-laws provide that any repeal or modification of the of indemnification rights shall not adversely affect any right or protection of a director or officer of the Company with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

We maintain a general liability insurance policy which covers certain liabilities of directors and officers of our Company arising out of claims based on acts or omissions in their capacities as directors or officers.

Any underwriting agreements that we may enter into will likely provide for the indemnification of us, our controlling persons, our directors and certain of our officers by the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16. Exhibits.

See Exhibit Index beginning on page II-6 of this registration statement.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) If and when applicable, the undersigned registrant, hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Waterbury, State of Vermont, on the 3rd day of August, 2009.

By:	/S/ HOWARD MALOVANY
HOWARD MALOVANY
Vice President, Corporate General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Lawrence J. Blanford, Frances G. Rathke and Howard Malovany and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and any related Rule 462(b) registration statement or amendment thereto, to be filed by Green Mountain Coffee Roasters, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/S/ LAWRENCE J. BLANFORD LAWRENCE J. BLANFORD	President, Chief Executive Officer and Director (Principal Executive Officer)	August 3, 2009

/S/ FRANCES G. RATHKE FRANCES G. RATHKE	Chief Financial Officer, Treasurer, and Secretary (Principal Financial and Accounting Officer)	August 3, 2009

/S/ ROBERT P. STILLER ROBERT P. STILLER	Chairman of the Board of Directors	August 3, 2009

/S/ BARBARA CARLINI BARBARA CARLINI	Director	August 3, 2009

/S/ WILLIAM D. DAVIS WILLIAM D. DAVIS	Director	August 3, 2009

/S/ JULES A. DEL VECCHIO JULES A. DEL VECCHIO	Director	August 3, 2009

/S/ MICHAEL MARDY MICHAEL MARDY	Director	August 3, 2009

/S/ HINDA MILLER HINDA MILLER	Director	August 3, 2009

/S/ DAVID E. MORAN DAVID E. MORAN	Director	August 3, 2009

EXHIBIT INDEX

The following is a list of exhibits filed as part of this registration statement.

Exhibit	Description
1.1*	Form of underwriting agreement

3.1	Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-Q for the 12 weeks ended April 13, 2002).

3.2	Certificate of Amendment to Certificate of Incorporation, as amended, dated April 6, 2007 (incorporated by reference to Exhibit 3.1 in the Quarterly Report on Form 10-Q for the 13 weeks ended March 31, 2007).

3.3	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 in the Annual Report on Form 10-K for the year ended September 27, 2008).

4.1	Form of Common Stock Certificate (filed herewith)

4.2*	Form of Common Stock Warrant Agreement and Warrant Certificate

4.3*	Form of Preferred Stock Warrant Agreement and Warrant Certificate

4.4*	Form of Debt Securities Warrant Agreement and Warrant Certificate

4.5	Form of Indenture (filed herewith)

5.1	Opinion of Ropes & Gray, LLP (filed herewith)

12.1	Statement re: Computation of Ratios (filed herewith)

23.1	Consent of Ropes & Gray LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP (filed herewith)

24.1	Power of attorney—included on the signature page

25.1**	Statement of Eligibility of Trustee Under Debt Indenture

*	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of securities.
**	To be filed, if necessary, separately pursuant to Section 305(b)(2) of the Trust Indenture Act of 1939.